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                                                                   EXHIBIT 10.26

                              CONSULTING AGREEMENT


         This Consulting Agreement (the "Agreement") is entered into by and between Toreador Resources Corp. ("Toreador") and Richard D. Preston ("Preston"). In consideration of the mutual promises and agreements contained herein, the parties agree as follows:

         1. Termination of Employment. Preston's employment with Toreador shall terminate effective June 30, 2002. By executing this Consulting Agreement, Toreador and Preston hereby waive and release each other from any and all rights and obligations under the employment agreement between Madison Oil Co. and Preston dated September 10, 2001. Preston shall have no right to further compensation from Toreador following the termination of his employment, except as provided in this Agreement.

         2. Consulting Services. On June 1, 2002, Toreador shall retain Preston's services as a consultant for an initial period of six (6) months, beginning on June 1, 2002 and ending on November 30, 2002. Following the initial term, this Agreement shall automatically renew for successive one-month terms unless, no later than ten (10) days prior to the expiration of the current term, either party gives written notice to the other party of intent to terminate the Agreement. During the term of this Agreement, Preston shall be available to perform and shall perform consulting services as requested by Toreador, including but not limited to, services related to commercial



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evaluations, strategic planning, mergers and acquisitions, and international business practices and business support.

         3. Compensation. As compensation for his services as a consultant, Toreador shall pay Preston the following:

                  A. Monthly Retainer. Preston shall receive a monthly retainer of Five Thousand Dollars ($5,000.00), which shall constitute Preston's full compensation for services rendered up to twenty-five (25) hours per month.

                  B. Additional Compensation. For hours worked by Preston in excess of twenty-five (25) per month, Toreador shall pay Preston an additional Two Hundred Dollars ($200.00) per hour.

                  C. Stock Options. Toreador shall grant Preston options to purchase twenty-five thousand (25,000) shares of Toreador common stock, at an exercise price of Five Dollars ($5.00) per share. The stock options shall be fully vested as of the date of the grant. Any unexercised options shall expire ten (10) years after the date of the grant.

                  D. Insurance. Upon the termination of his employment on June 30, 2002, Preston will continue to participate in Toreador's group insurance programs at Toreador's expense during the term of this Agreement. Such insurance coverage will include health, dental, disability, life, travel and/or other insurance afforded Toreador employees. Upon termination of this Agreement, Preston may elect to continue his insurance coverage benefits through COBRA at the then-current level of coverage. If Preston elects COBRA continuation



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         coverage, Toreador shall pay the monthly COBRA premium to maintain
         Preston's insurance coverage until (a) Preston requests discontinuance of the coverage, (b) Preston secures other insurance coverage elsewhere or (c) eighteen (18) months following the termination of this Agreement, whichever is less.

                  E. Reimbursement Of Expenses. Toreador shall reimburse Preston for reasonable business expenses incurred by Preston in the performance of services under this Agreement, in accordance with Toreador's normal policies and procedures regarding reimbursement of expenses.

                  F. Computer And Printer. Upon the termination of his employment, Preston shall be entitled to retain the computer and printer provided to Preston by Toreador.

                  G. Severance Pay. Preston shall be entitled to receive severance pay from Toreador in the amount of One Hundred Eighty Thousand Dollars ($180,000.00). At Preston's option, the severance shall be paid in either one lump sum payable within 10 days after the termination of employment, or in installments payable over a time period designated by Preston. At Preston's option, the severance payment(s) may also be deferred until the year 2003.



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         4. Independent Contractor. In performing services under this Agreement,
Preston shall be acting as an independent contractor, and not an employee of the Company. Preston shall be solely responsible for any taxes due as a result of his compensation for services rendered under the terms of this Agreement.

         Executed to be effective for all purposes as of 24 June, 2002.

                                       RICHARD D. PRESTON

                                       /s/ Richard D. Preston
                                       -----------------------------------------

                                       Date: 24 June 2002
                                            ------------------------------------


                                       TOREADOR RESOURCES CORP.


                                       By: /s/ G. Thomas Graves III
                                          --------------------------------------

                                       Title: President
                                             -----------------------------------

                                       Date: June 24, 2002
                                            ------------------------------------



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